Exhibit 99.1

Media	Investors
Ancel Martinez	Jim Rowe
415-222-3858	415-396-8216

James H. Quigley Elected To the Board of

Wells Fargo & Company

SAN FRANCISCO, October 23, 2013 - Wells Fargo & Company (NYSE:WFC) said that on October 22, 2013, its board of directors elected James H. Quigley, CEO emeritus and a retired partner of Deloitte, to the company’s board of directors, effective immediately.

Quigley will serve on the board’s Audit and Examination Committee, and his election increases the size of the company’s board to 15 directors. Quigley served as chief executive officer of Deloitte Touche Tohmatsu Limited (DTTL, the Deloitte global network) from 2007 until 2011, and as chief executive officer of Deloitte LLP, the U.S. member firm of DTTL, from 2003 until 2007.

“Jim Quigley is a proven leader and his broad management experience running a prominent global firm, together with his extensive audit, financial reporting, and risk management expertise, makes him an outstanding addition to the board, and we welcome him to Wells Fargo,” said John Stumpf, Wells Fargo chairman and chief executive officer.

“I am delighted to join Wells Fargo’s board,” Quigley said. “Wells Fargo has a long history of operating successfully in different and sometimes challenging environments, and I look forward to working with the other board members and management as Wells Fargo continues its focus on helping its customers succeed financially.”

“During his over 35 years with Deloitte, Jim held numerous key leadership positions and served many of Deloitte’s leading clients in a range of industries,” said Stephen W. Sanger, lead director of Wells Fargo’s board and chair of its Governance and Nominating Committee. “The board will benefit from his experience advising diverse multinational companies operating in complex environments and from his perspective on leadership and strategic planning matters. The board looks forward to working with him.”

After serving as Chief Executive Officer of DTTL and Deloitte LLP, Quigley retired as a senior partner with Deloitte LLP in June 2012. He currently is a trustee of the International Financial Reporting Standards Foundation, a member of the board of trustees of The German Marshall Fund of the United States, and co-chairman of the TransAtlantic Business Dialogue. Quigley also is a member of the board of directors of Hess Corporation and Merrimack Pharmaceuticals, Inc. He previously was a director of the Center for Audit Quality, a trustee of the Financial Accounting Foundation, a member of the U.S. Securities and Exchange Commission Advisory Committee on Improvements to Financial Reporting, and a member of numerous committees of the American Institute of Certified Public Accountants. Quigley is the co-author of As One: Individual Action, Collective Power (2011), a book that addresses the leadership challenge of creating environments that inspire large groups to work together toward a common goal. He earned a Bachelor of Science degree and an honorary Doctorate of Business from Utah State University.

About Wells Fargo

Wells Fargo & Company (NYSE: WFC) is a nationwide, diversified, community-based financial services company with $1.5 trillion in assets. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, insurance, investments, mortgage, and consumer and commercial finance through more than 9,000 stores, 12,000 ATMs, and the Internet (wellsfargo.com), and has offices in more than 35 countries to support the bank’s customers who conduct business in the global economy. With more than 270,000 team members, Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 25 on Fortune’s 2013 rankings of America’s largest corporations. Wells Fargo’s vision is to satisfy all our customers’ financial needs and help them succeed financially.

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